EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Spanish Broadcasting System, Inc.:
     We consent to the incorporation by reference in the registration statements (No. 333-95271 and 333-95273) on Form S-8 of Spanish Broadcasting System, Inc. of our reports dated March 16, 2007, with respect to the consolidated balance sheets of Spanish Broadcasting System, Inc. and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows, for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Spanish Broadcasting System, Inc.
     Our report refers to the Company’s adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, effective December 31, 2006, and Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP
March 16, 2007
Ft. Lauderdale, Florida
Certified Public Accountant